Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bankwell Financial Group, Inc.

We consent to the incorporation by reference in this Registration Statement (Form S-8) of our report, dated March 25, 2014 related to our audits of the consolidated financial statements of Bankwell Financial Group, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, which appears in Bankwell Financial Group, Inc.’s Registration Statement on Form S-1.

Whittlesey & Hadley, P.C.

Hartford, Connecticut

June 26, 2014